STATE OF NEW HAMPSHIRE
                                   BEFORE THE
                          PUBLIC UTILITIES COMMISSION


------------------------------
RE:    PETITION FOR           )                         DOCKET NO. DE 00-----
          APPROVAL OF         )
          SCHEME OF           )
          ARRANGEMENT         )
------------------------------)

                     PETITION OF NATIONAL GRID GROUP SEEKING
           APPROVAL OF A SCHEME OF ARRANGEMENT WITH NEW NATIONAL GRID


To the Public Utilities Commission:

     NOW COMES, National Grid Group, plc ("National Grid") and hereby respectfully requests that the New Hampshire Public Utilities Commission ("Commission") either approve, pursuant to RSA 369:8, II, or in the alternative decline jurisdiction over a Scheme of Arrangement/1 whereby New National Grid, Ltd (New National Grid) acquires the stock of National Grid. In support thereof, National Grid hereby states as follows:

                                   Background

         1. National Grid is a registered holding company under the Public Utility Holding Company Act of 1935, (current version at 15 U.S.C. ss.ss. 79 et seq. (2000)) ("PUHCA"), and the ultimate corporate parent of Granite State Electric Company ("Granite State") and New England Power Company ("NEP"). National Grid indirectly acquired both Granite State and NEP as part of its merger with New England Electric System ("NEES") approved by the Commission in Order No. 23,308 (October 4, 1999). Subsequently, National Grid renamed the

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1/   A "Scheme of Arrangement" is a legal term of art commonly used in the
     United Kingdom to refer to certain corporate restructuring activities. See Footnote 3, infra, for further discussion of this term.

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                                       1
former NEES, National Grid USA. National Grid USA continues to operate as a distinct registered holding company and continues to be the direct parent of Granite State and NEP. Both Granite State and NEP are New Hampshire public utilities pursuant to RSA 362:2./2

     2. Niagara Mohawk Holdings, Inc. ("Niagara Mohawk") is a utility holding company incorporated under the laws of New York. Niagara Mohawk and its subsidiaries, including Niagara Mohawk Power Company ("NMPC"), are exempt from all provisions of PUHCA, except Section 9(a)(2), on the basis that Niagara Mohawk and NMPC (the public utility subsidiary from which it derives the substantial part of its income) are incorporated in and predominantly conduct business in New York.

     3. On September 4, 2000, National Grid entered into an Agreement and Plan of Merger and Scheme of Arrangement/3 ("Merger Agreement") with Niagara Mohawk. The Merger Agreement contemplates that, following the completion of the Scheme of Arrangement, New National Grid/4 will acquire Niagara Mohawk and Niagara Mohawk will become a direct subsidiary of National Grid USA. A full description of the Merger Agreement and the associated Scheme of Arrangement, including a copy of the Merger Agreement, is provided in the Testimony of Mr. Jonathan M. G.

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2/   While NEP is a New Hampshire public utility pursuant to RSA 362:2, its rates, terms and service are solely regulated by the Federal Energy Regulatory Commission ("FERC"). The Commission does have limited jurisdiction over NEP, including the approval of financings pursuant to RSA 369 and the sale of assets located within New Hampshire pursuant to RSA 374:30.

3/ As its name suggests, the Merger Agreement consists of two distinct transactions; a Scheme of Arrangement and a merger. Under English law a "Scheme of Arrangement" is an arrangement or compromise between a company and its shareholders or creditors or any class of its shareholders or creditors, used to reconstruct or amalgamate a corporate entity. A scheme of arrangement requires the approval of a majority of the company's shareholders or creditors or class of shareholders or creditors at a meeting convened by order of the High Court. The form of the scheme of arrangement must also be sanctioned by the High Court.

4/ Currently, New National Grid is a wholly owned subsidiary of National Grid. New National Grid will serve as a shell corporation for the purposes of completing the Scheme of Arrangement and merger. National Grid will actually consummate the merger through its subsidiary Grid Delaware, Inc. Immediately following the completion of the Scheme of Arrangement and merger, New National Grid will be renamed National Grid Group, plc and will become a registered holding company under PUHCA.

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                                       2

Carlton (Exhibit 1). Further Testimony by Mr. William T. Sherry, the Executive Vice President of Granite State, describes the effect of the Scheme of Arrangement on Granite State's rates, terms, service, and operation in New Hampshire (Exhibit 2).

     4. The Merger Agreement is fashioned in a manner to seek favorable tax treatment under Section 351 of the Internal Revenue Code of 1986("Section 351"). In order to accomplish this goal, the Merger Agreement includes a Scheme of Arrangement that contemplates the exchange of National Grid's existing shares for shares of New National Grid, with National Grid becoming a wholly owned subsidiary of New National Grid. These new shares will be listed on the London and New York Stock Exchanges in the form of American Depository Shares ("ADS") and will have the same economic and voting rights as National Grid's shares. The Scheme of Arrangement will ultimately result in New National Grid (in substitution for National Grid) becoming the ultimate corporate parent of both Granite State and NEP./5 Following completion of the Scheme of Arrangement, National Grid USA (formerly NEES) will continue to operate as Granite State and NEP's direct corporate parent.

     5. Following successful consummation of the Scheme of Arrangement, Grid Delaware, Inc. (another subsidiary of New National Grid) will complete the proposed merger with Niagara Mohawk. Upon completion of the merger, Niagara Mohawk will become a wholly owned subsidiary of New National Grid and National Grid USA will be Niagara Mohawk's direct corporate parent, and Niagara Mohawk

----------

5/ Although no changes are anticipated, the Scheme of Arrangement is subject to modification prior to consummation of the merger by agreement of the parties.
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                                       3
will continue to be the direct corporate parent of NMPC. Following the merger, both National Grid USA and Niagara Mohawk will continue to focus on the independent ownership and operation of transmission, distribution, and related facilities.

     6. The Scheme of Arrangement, as contemplated in the Merger Agreement, primarily involves a "paper transaction" that results in a technical change of control of National Grid and its subsidiaries, and ultimately but remotely including Granite State and NEP. The Scheme of Arrangement will not have any impact on Granite State or NEP's managerial and financial structure or Granite State's rates, terms, service or operation in New Hampshire. Further, the Scheme of Arrangement will not have any impact on National Grid USA's ongoing operation or relationship with its direct corporate subsidiaries, Granite State and NEP.

                       Jurisdiction and Standard of Review

     7. New Hampshire's public utility law provides that "to the extent that the approval of the commission is required by any other statute for any corporate merger or acquisition involving parent companies of a public utility... approval of the commission shall not be required if the public utility files with the commission a detailed written representation...that the transaction will not have an adverse effect on rates, terms, service or operation of the public utility within the state." RSA 369:8, II(b).6 Should the Commission find that the public utility fails to meet the "no adverse effect" test set forth in RSA 369:8, II, the Commission reviews the transaction pursuant to the underlying statute. See RSA 369:8, II(b)(5).

     8. In this matter, the underlying substantive law that potentially triggers the Commission's jurisdiction under RSA 369:8, II is New Hampshire's prohibition

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

on the acquisition of the stock or bonds of any public utility or public utility holding company doing business in the state by any other public utility or holding company without the Commission's approval. See RSA 374:33. Any such acquisition of stock or bonds is permitted if "the commission finds that such acquisition is lawful, proper and in the public interest." RSA 374:33.

     9. The scope of the Commission's review under RSA 369:8, II is limited to consideration of those transactions over which the Commission would otherwise exercise jurisdiction under New Hampshire laws governing the regulation of public utilities. Since Commission jurisdiction is limited in RSA 374:33 to the acquisition of stocks or bonds of a public utility or holding company doing business in New Hampshire, review of such an acquisition under RSA 369:8, II is similarly limited in scope. Thus, in transactions where, absent the use of a shell corporation the Commission would not otherwise have jurisdiction, the Commission's review is limited to consideration of the effects of using the shell corporation. The Commission takes this very approach in the NiSource Secretarial Letter stating, in relevant part, that:

                New NiSource is only a temporary shell.
                Once the transaction is complete, the
                result would be no different from the
                situation in which NiSource buys Columbia outright, a transaction over which the Commission would have no jurisdiction.
                The use of the New NiSource Shell to
                accomplish the Columbia purchase has no
                adverse impact on the customers of
                Northern...the Commission has determined that the transaction is reasonable, lawful, proper and in the public interest and will not have an adverse effect on rates, terms, service or operation of Northern.

----------

6/ RSA 369:8, II(a) sets forth a similar standard of review for "any corporate restructuring, financing, change in long-term or short-term indebtedness, or issuance of stock involving parent companies of a public utility regulated by the commission..."

----------

                                            Secretarial Letter (June 6, 2000) in
                                            Docket DG 00-086, at 4 (approving
                                            NiSource, Inc.'s acquisition of
                                            Columbia Energy Group).

     Accordingly, the appropriate inquiry under RSA 369:8, II is whether the Scheme of Arrangement and the use of the corporate shell, New National Grid, to acquire the shares of National Grid has any adverse effect on Granite State's rates, terms, service, or operation in New Hampshire.

     10. Both the "no adverse effect" standard set forth in RSA 369:8, II and the "public interest" standard set forth in RSA 374:33 are interpreted by the Commission in an identical manner that is commonly referred to as the "no net harm" test. See Order No. 23,308 at 16 (October 4, 1999) (approving the merger petition of NEES/NGG). In determining whether a proposed transaction meets the "no net harm" test, the commission's "obligation is to ensure that the interests of ratepayers are balanced against the right of shareholders to be free of regulation which unreasonably restrains legitimate corporate activities." Id. at 16 (citing Re Hampton Water Works Co., 80 N.H. P.U.C. 468, 473 (1995)). In determining that a proposed transaction meets the "no net harm" standard, the Commission "must assess the benefits and risks of the proposed merger and determine what the overall effect on the public interest will be, giving the transaction [the Commission's] approval if the effect is at worst neutral from the public interest perspective." Id. at 17.

     11. The application of the statutory standard obviously depends on the facts and circumstances of the case. In the recent decision on the Northeast Utilities Merger, see Order No. 23,594 (December 6, 2000), and in the National Grid acquisition of New England Electric System before that, see Order No.

23,308, supra, at 16, the transactions at issue involved the acquisition of the local public utility's holding company by a new third party. Those cases involved a true change in control of the company, and accordingly the Commission evaluated the transactions in detail. In contrast, as in the New NiSource case, this transaction does not involve a change in control or management of the local public utility. Rather, this case involves only a technical corporate change that facilitates a restructuring of the same corporate holding company that currently owns the local public utility. Accordingly, as in the NiSource case, the Commission's review of this transaction can appropriately be more limited under the statute. Regardless of which standard the Commission applies, the practical effect is there is simply no impact from the creation of New National Grid on the rates, terms, service, operation, or financial integrity of Granite State or NEP.

                       Approval Pursuant to RSA 369:8, II

     12. As discussed above, the Commission's exercise of jurisdiction over this proposed transaction is properly limited to a review of whether the Scheme of Arrangement will have any adverse effect on the rates, terms, service, or operation of Granite State or NEP. The Scheme of Arrangement, as contemplated in
Article 1 of the Merger Agreement, is a separate and distinct transaction in which a subsidiary shell corporation, New National Grid, acquires the stock of its corporate parent, National Grid, prior to the acquisition of Niagara Mohawk; a transaction over which the Commission would otherwise not have jurisdiction. Consistent with the NiSource Commission's previous determination, the Commission's review is thus limited to the effects of the use of New National Grid as a shell company and its acquisition of the stock of National Grid.

     13. The instant petition and the Testimony of Mr. Carlton and Mr. Sherry, constitute a "detailed representation" within the meaning of RSA 369:8, II, that the Scheme of Arrangement will not result in any adverse effects on the rates, terms, service, or operation of Granite State. As Mr. Sherry describes, the Scheme of Arrangement does not present any of the concerns that normally encumber the true acquisition of a public utility by an independent public utility or holding company. As Mr. Sherry further describes, the Scheme of Arrangement will not result in any change in the management, financial circumstances, operation, rates, terms of service, or the Commission's jurisdiction over Granite State. To the extent that the Commission currently exercises jurisdiction over NEP, there will also be no adverse effects on NEP resulting from the acquisition of National Grid contemplated by the Scheme of Arrangement. Further, the Scheme of Arrangement will not result in any change associated with the operation of Granite State and NEP's direct parent, National Grid USA, or its relationship with these direct subsidiaries.

     14. As Mr. Carlton describes, no acquisition premium will be paid as a result of the acquisition of National Grid's stock by New National Grid. Thus, the Commission's traditional concerns regarding the allocation or potential recovery of acquisition premium are not raised by the proposed transaction.

                          Jurisdiction Under RSA 374:33

     15. As an alternative to approving the transaction pursuant to RSA 369:8, II, the Commission may consider whether it is appropriate and reasonable for the Commission to exercise jurisdiction over the proposed transaction under either RSA 369:8, II or its underlying statute RSA 374:33. While the Commission has previously suggested that its jurisdiction under RSA 374:33 extends to transactions where a wholly owned subsidiary acquires the shares of its parent, the Commission did so in the form of a secretarial letter, rather than a Commission Order. The New Hampshire Supreme Court has consistently held that statutory language should be interpreted using its plain and ordinary meaning, while keeping in mind the intent of the Legislature. See Appeal of Ashland Electric Department, 141 N.H. 336, 341 (1996); see also N.H. Div. of Human Services v. Hahn, 133 N.H. 776, 778 (1990). RSA 374:33 specifically requires, as a prerequisite to Commission jurisdiction, that the acquisition of shares or bonds be by some "other" public utility or holding company. Thus, the overall statutory context suggests that the Legislature was concerned with the regulation of traditional concerns regarding the acquisition of a New Hampshire public utility by an independent third party, rather than the technical change in control contemplated by the Scheme of Arrangement.

     16. None of these traditional regulatory concerns arise in transactions, such as that contemplated by the Scheme of Arrangement, whereby a wholly owned subsidiary shell corporation acquires the stock of its parent corporation as part of a merger or acquisition of another utility operating outside New Hampshire. In this transaction there is no change in actual control of the corporate entity doing business in New Hampshire because the company's former shareholders simply become shareholders of the new entity. Thus, in the context of RSA 374:33's statutory purpose, the plain meaning of the term "other" appears to refer solely to a public utility or a holding company outside of the "acquired" utility or holding company's direct corporate family.

     WHEREFORE, for the reasons stated herein, National Grid respectfully requests that the Commission:

          1) Either find that National Grid has provided a detailed representation that the Scheme as described herein will not have an adverse effect on either Granite State's rates, terms, service, or operation within New Hampshire and approve the Merger Agreement and related transactions in accordance with RSA 369:8, II, or in the alternative, decline jurisdiction of said Scheme of Arrangement; and,

          2) Issue an Order setting forth such determination and stating affirmatively that (i) the Commission has the resources to, and does currently exercise regulatory jurisdiction over the rates, service, and operations of Granite State; and (ii) the Commission intends to continue exercising such jurisdiction over Granite State following completion of the subject merger; and, 3) Grant such further relief as the Commission deems just and reasonable.

                                Respectfully submitted,

                                NATIONAL GRID GROUP, PLC.
                                By its attorneys,


December ---, 2000              -----------------------------------
                                Seth Shortlidge
                                Gallagher, Callahan & Gartrell, P.A.
                                P.O. Box 1415
                                Concord, NH  03302-1415
                                (603) 228-1181

                                Thomas G. Robinson
                                Laura S. Olton
                                National Grid USA Service Company, Inc
                                25 Research Drive
                                Westborough, MA  01582
                                (508) 389-2877
                                (508) 389-3075

                             CERTIFICATE OF SERVICE

     I certify that copies of the foregoing document have been served this date on all persons named on the service list in Docket No. DE 00--------.


                                              -----------------------------
December ---, 2000                            Seth Shortlidge

                                                             National Grid Group
                                                           Docket No. DE 00-----
                                                                Witness: Carlton

                   DIRECT TESTIMONY OF JONATHAN M. G. CARLTON



Q. Please state your full name and title.

A. My name is Jonathan Mark Guille Carlton. I am Vice-President and Director of Regulatory Research for National Grid USA Service Company, Inc.

Q. Please state your business address. A. My business address is 25 Research Drive, Westborough, Massachusetts, 01582.

Q. Please describe your educational background and professional experience?

A. I have a Bachelor of Science degree, with Honors, in Electrical and Electronic Engineering from Loughborough University in the UK. I have also completed the Corporate Finance Program at the London Business School.

     I have been employed by the National Grid Company, Plc ("NGC") and its corporate predecessor for 22 years in a variety of engineering, operational and commercial capacities. I was Regulatory Strategy Manager for NGC from 1992 to 1996 (responsible for the company's strategy for development of its regulatory regime and for project managing the review of the company's regulatory price control) and Transmission Services manager from 1996 to 1998 (responsible for Ancillary Services procurement and the development and implementation of associated regulatory incentive arrangements). In early 1999, I moved to the

United States to manage the regulatory approval process for the transaction in which NEES became part of the National Grid Group, PLC ("National Grid"). I also served as Director of Rates for NEES, until my most recent appointment as Director of Regulatory Research in April 2000.

Q. Have you testified before this or any other regulatory commission in the past?

A. I have not previously testified before the Commission. I have previously been involved in other non-adjudicative regulatory proceedings at the state and federal level in both the United States and the United Kingdom.

Q. What is the purpose of your testimony?

A. The purpose of my testimony is to describe the Scheme of Arrangement whereby New National Grid, Ltd. ("New National Grid") will acquire the shares of its parent National Grid pursuant to the Agreement and Plan of Merger and Scheme of Arrangement ("Merger Agreement") between National Grid and Niagara Mohawk Holdings, Inc. ("Niagara Mohawk") dated September 4, 2000.

Q. Please describe National Grid and its relationship with Granite State and New England Power Company ("NEP").

 A. National Grid's original business was electricity transmission in the UK. It has become an international business, now focused on the ownership, development and operation of networks in the energy and telecommunications sectors. National Grid is listed on the London and New York Stock Exchanges, with a current market capitalization of over $12 billion. It is included in the top 100 companies on the London Stock Exchange by market capitalization.

     In March 2000, National Grid merged with New England Electric System ("NEES"). See, Commission Order No. 23,308 (October 4, 1999). Following the NEES merger, National Grid became the ultimate corporate parent of Granite State and NEP, both public utilities operating in New Hampshire/1. During the merger, NEES was renamed National Grid USA and continued to operate as a registered holding company. National Grid USA (formerly NEES) continues to operate as a distinct corporate entity and the direct parent corporation of Granite State and NEP.

Q. Please describe the Scheme of Arrangement as it is contemplated in the Merger Agreement?

A. The term "Scheme of Arrangement" is a legal term of art commonly used in the United Kingdom to describe a distinct corporate transaction similar to that set forth in the Merger Agreement. Under English law a "Scheme of Arrangement" is an arrangement or compromise between a company and its shareholders or creditors or any class of its shareholders or creditors, used to reconstruct or amalgamate a corporate entity. In most instances, a Scheme of Arrangement requires the approval of a majority of a company's shareholders and/or creditors and its form must be sanctioned by the High Court.

         Under the Scheme of Arrangement contemplated by the Merger Agreement, New National Grid, a wholly owned subsidiary of National Grid, will acquire all National Grid's outstanding stock and become the holding company of National

----------

1/ While NEP is a New Hampshire utility under RSA 362:2, its rates, terms and service are solely regulated by the Federal Energy Regulatory Commission ("FERC").

--------

Grid. Through the Scheme of Arrangement, New National Grid (in substitution for National Grid) will indirectly become the ultimate corporate parent of Granite State and NEP. Following completion of the Scheme of Arrangement, New National Grid will assume National Grid's name and corporate organization. Throughout the Scheme of Arrangement and after its completion, National Grid USA will continue to operate in its current form as a distinct corporate entity and will remain the direct corporate parent of Granite State and NEP.

     The terms of the Scheme of Arrangement, as it is contemplated in the Merger Agreement, provide that New National Grid will issue all National Grid's current shareholders New National Grid shares with identical economic and voting rights, in exchange for their National Grid shares. Shares of New National Grid will be listed on the London and New York Stock Exchanges (in the form of American Depository Shares ("ADS")). Following the Scheme of Arrangement, New National Grid will become a holding company for National Grid and the ultimate corporate parent of National Grid USA, including its subsidiaries Granite State and NEP.

Q. What is the purpose of the Scheme of Arrangement?

A. It is intended that the Scheme of Arrangement, as preceding the actual merger with Niagara Mohawk, will afford Niagara Mohawk shareholders tax-free treatment during the merger under Section 351 of the Internal Revenue Code ("Section 351"), to the extent they elect to receive New National Grid ADS. The Scheme of Arrangement also allows New National Grid to organize itself as a registered holding company with the Securities and Exchange Commission ("SEC") pursuant to the Public Utilities Holding Company Act of 1935, as amended ("PUHCA").

Q. Following the Scheme of Arrangement, how will New National Grid consummate the proposed merger with Niagara Mohawk?

A. Following completion of the Scheme of Arrangement, Grid Delaware, Inc., another wholly owned subsidiary of New National Grid, will merge with Niagara Mohawk, and Niagara Mohawk will continue as the surviving entity. Pursuant to the Merger Agreement, Niagara Mohawk's current shareholders will receive $19 per share and may elect to receive this consideration in either cash, New National Grid ADS, or a combination of the two within certain limitations. Following completion of the merger, Niagara Mohawk will be a wholly owned subsidiary of New National Grid and its direct parent will be National Grid USA. Following the Merger, Niagara Mohawk will continue to operate as the direct corporate parent of Niagara Mohawk Power Company ("NMPC").

Q. Will the Scheme of Arrangement result in any form of acquisition premium being paid for National Grid?

A. No. Pursuant to the Scheme of Arrangement, New National Grid will be providing National Grid's current shareholders with an identical number of shares of stock of the equivalent value and with the same economic and voting rights, in exchange for their National Grid's shares. As such, no acquisition premium will be paid for National Grid and therefore the Scheme of Arrangement does not present any concerns regarding the treatment or the recovery of such premium. To the extent that an acquisition premium is paid for Niagara Mohawk, the acquisition premium will be pushed down on the books of Niagara Mohawk and its subsidiaries.

Q. Is the Scheme of Arrangement subject to other regulatory approval in either the United States or UK?

A. Yes. The Scheme of Arrangement is contingent upon (1) FERC approval that the transaction is in the "public interest" pursuant to section 203 of the Federal Power Act ("FPA"), (2) SEC approval pursuant to Section 9(a)(2) of PUHCA; (3) Vermont Public Service Board approval; and (4) Connecticut Department of Public Utility Control approval. The Scheme of Arrangement is also subject to approval by the High Court in London, England and consent for the transaction must be obtained from the Secretary of State for Trade and Industry in the United Kingdom (as holder of special shares in National Grid). Several other regulatory approvals are required for the merger itself.

Q. Please describe any material effect that the Scheme of Arrangement will have on Granite State or NEP?

A. Because the Scheme of Arrangement is in essence a "paper transaction," involving the acquisition of National Grid's stock by its wholly owned subsidiary, New National Grid, the Scheme of Arrangement will in no manner affect either the regulation, operation, management or financial circumstances of Granite State. Essentially, all the Scheme of Arrangement does is substitute New National Grid for National Grid as the ultimate parent of Granite State and NEP. National Grid USA (formerly NEES) will continue to operate as the direct corporate parent of Granite State and NEP and the Scheme of Arrangement will have no impact on this ongoing relationship. As such, the Scheme of Arrangement will have no effect on the Commission's future jurisdiction over either Granite State or NEP and the Commission will retain all its current authority to review Granite State and NEP's relationships with their affiliates. As Mr. Sherry discusses in his testimony, the Scheme of Arrangement will also have no impact on Granite State's rates or terms of service.

Q. Will the Scheme of Arrangement have any adverse effects on Granite State's rates, terms, service, or operations within New Hampshire?

A. No. As Mr. Sherry describes in his testimony and I discuss above, the Scheme of Arrangement solely involves an indirect technical change of control in the ultimate parent of Granite State and NEP and will have no impact on Granite State's rates, terms, service, or operations in New Hampshire.

Q. Will the Scheme of Arrangement have any adverse effects on NEP?

A. No. While FERC will continue to regulate NEP's rates, terms and service pursuant to the Federal Power Act ("FPA"), to the extent that the Commission has jurisdiction over NEP it will continue to exercise such jurisdiction following the Scheme of Arrangement. FERC is also separately considering all the potential impacts of both the Merger and Scheme of Arrangement to assure that the transaction is in the public interest pursuant to Section 203 of the FPA.

Q. Does that complete your testimony?

A. Yes.

                                                             National Grid Group
                                                           Docket No. DE 00-----
                                                                 Witness: Sherry


                      DIRECT TESTIMONY OF WILLIAM T. SHERRY



Q. Please state your full name and title.

A. My name is William T. Sherry. I am Executive Vice-President of Granite State Electric Company ("Granite State").

Q. Please state your business address.

A. My business address is 9 Lowell Road, Salem, New Hampshire 03079.

Q. Please describe your educational background and professional experience?

A. I received a B.A. in Politics from Brandeis University in 1982 and an M.B.A. in Management from Bentley College in 1992. Following service in the US Air Force and Air National Guard, I served in the Massachusetts Air National Guard, from which I am now retired.

     I have worked for the National Grid USA (formerly NEES) companies for more than 18 years, and I am presently Executive Vice President of Granite State. Previously, I served as a Vice President of Massachusetts Electric and Business Services Manager for Granite State.

Q. Have you testified before this or any other regulatory commission in the past?

A. I have previously testified before the Commission in 1996 and 1997. I have not testified before any other public service commission.

Q. What is the purpose of your testimony?

A. The purpose of my testimony is to describe the effects of the Scheme of Arrangement, as it is contemplated in National Grid Group, plc's ("National Grid") Agreement and Plan of Merger and Scheme of Arrangement ("Merger Agreement") with Niagara Mohawk Holdings, Inc. ("Niagara Mohawk"), dated September 4, 2000, on Granite State's rates, terms, service, or operation in New Hampshire, and Granite State's relationship with its direct parent, National Grid USA.

Q. Please briefly describe Granite State's operation in New Hampshire and its relationship with National Grid.

A. Granite State operates as a public utility in New Hampshire providing electric distribution services to approximately 37,000 customers in Rockingham and Grafton counties. In 1998, Granite State was the first electric utility to enter a restructuring settlement agreement with the State of New Hampshire pursuant to RSA 374-F. See Order No. 23,041 (Docket No. DR 98-012) (October 7,
1998). Since that time, Granite State has worked with the Commission, customers and electric suppliers to develop a competitive electric market in its service territory.

         Prior to March 2000, Granite State operated as a wholly-owned subsidiary of NEES. When NEES merged with National Grid, NEES was renamed National Grid USA. Following the merger, National Grid USA continued to operate as a distinct corporate entity and US registered holding company pursuant to the Public Utility Holding Company Act of 1935 ("PUHCA"). Granite State has continued to operate as a direct subsidiary of National Grid USA.

Q. Please briefly describe National Grid's proposed Merger with Niagara Mohawk and the Scheme of Arrangement?

A. As Mr. Carlton has more fully described in his testimony, on September 4, National Grid signed a Merger Agreement with Niagara Mohawk. The Merger Agreement contains several components including a type of corporate transaction known in the United Kingdom as a Scheme of Arrangement. The Scheme of Arrangement, as it is contemplated in the Merger Agreement, requires that New National Grid, Ltd. ("New National Grid"), which is currently a wholly-owned subsidiary shell corporation of National Grid, acquire all of the stock of National Grid and become a holding company for National Grid. Following the Scheme of Arrangement, another subsidiary of New National Grid, Grid Delaware, Inc., will execute the merger with Niagara Mohawk. Following the merger, Niagara Mohawk will become a direct subsidiary of National Grid USA and will continue to operate in New York through its subsidiary Niagara Mohawk Power Company ("NMPC").

     Throughout the merger process, Granite State will remain a direct subsidiary of National Grid USA. While the Scheme of Arrangement results in a technical change in control of Granite State's ultimate corporate parent, National Grid, the Scheme of Arrangement will have no impact on Granite State's day-to-day operation or its relationship with its direct corporate parent, National Grid USA.

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Q. Please describe any material effect that the Scheme of Arrangement will have on Granite State?

A. The Scheme of Arrangement is primarily a "paper transaction," resulting in a technical change of control of Granite State's ultimate parent, National Grid through the acquisition of its shares by its wholly owned subsidiary New National Grid. The Scheme of Arrangement will have no impact on Granite State's operation, management, financial circumstance or its subsidiary relationship with its direct corporate parent, National Grid USA. The Scheme of Arrangement simply substitutes New National Grid for National Grid as the ultimate parent of Granite State. National Grid USA will continue to operate as had its predecessor, NEES, as the direct parent holding company of Granite State.

     Throughout the Scheme of Arrangement, Granite State will continue to function as it is does today focusing on the distribution of electricity to its customers. The Scheme of Arrangement will have no effect on Granite State rates, terms, service, or operation within New Hampshire. Granite State intends to continue all its current programs as well as its efforts to work with the Commission, Suppliers and customers in the development of a competitive electric market.

Q. Will the Scheme of Arrangement have any adverse effects on Granite State's rates, terms, service, or operations within New Hampshire?

A. No. As Mr. Carlton describes in his testimony and I discuss above, the Scheme of Arrangement solely involves an indirect technical change of control in the ultimate parent of Granite State and NEP and will have no impact on Granite State's rates, terms, service, or operations in New Hampshire.

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Q. Does that complete your testimony?

A. Yes., it does.

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